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                                                                    Exhibit 99.1

j2 Global Communications, Inc. Announces Stock Purchase Program

HOLLYWOOD, Calif., June 25 /PRNewswire/ -- j2 Global Communications, Inc. (Nasdaq: JCOM - news), reported today that its business model and strong cash
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position have led the company's board to authorize a program to repurchase up to
$2 million of its common stock. Under the program, j2 may make purchases in the public market or in off-market transactions at any time or times through December 31, 2001.

j2 also announced it has closed an off-market transaction under the program, in which the company purchased approximately 250,000 shares of its common stock. The timing and amounts of any additional purchases will be as determined by the Company's management from time to time, depending on market conditions and other factors they deem relevant.

Richard Ressler, Chairman of the Board of j2, declared, "This program reflects both our belief in j2's business and our strong cash position. We are thrilled to invest in our shares at what we believe are attractive levels, which is consistent with our goal to put our cash to work in the most efficient way. We believe we are on the right path and are investing in the company to back up that belief."

About j2

Through three distinct sales channels -- Web, Corporate and Licensed Services -- j2 provides enhanced messaging and communications services to over 4.3 million users around the world. j2's global network, capable of providing billing, customer support, transport, value added applications, spans 4 continents, 157 cities and 14 countries. j2 sells its services to individual users through its eFax.com and j2.com websites, and to corporations through its direct sales force. For a streaming video describing j2's corporate sales, please visit http://www.j2.com/corporate/corporate.asp. For more information about j2, please
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visit http://www.j2.com.
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Safe Harbor for Forward-Looking Statements: Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Forward-looking statements include statements about future purchases by j2 of its own stock, j2's business model and cash position, and the value of the j2's stock. Whether j2 will purchase additional shares and the timing, amounts, and prices applicable to any such purchases will depend on market conditions, the amount of stock available for purchase, j2's need for the stock, and the existence of other competing needs for its cash resources. The risk factors discussed in j2's filings with the Securities and Exchange Commission could also cause actual results to differ materially from those described in the forward-looking statements.

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